July 23, 2021

Citibank, N.A. - ADR Department

388 Greenwich Street

New York, New York 10013

Re:	ANPAC BIO-MEDICAL SCIENCE CO., LTD. – Convertible Notes
Due July 22, 2022

Ladies & Gentlemen:

We refer to the Deposit Agreement, dated as of February 3, 2020, by and among Anpac Bio-Medical Science Co. Ltd. (the “Company”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, as amended and supplemented from time to time (as so amended and supplemented, the “ADS Deposit Agreement”). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the ADS Deposit Agreement.

The purpose and intent of this Letter Agreement is to set forth the terms and conditions upon which, from time to time, (i) the Company may deposit Shares, on behalf of a holder of Notes (such holder, a “Note Holder”), upon such Note Holder’s conversion of a Note (a “Note Conversion”), and (ii) the Depositary may issue ADSs, in the form of freely transferable ADSs, upon deposit of such Shares.

This Letter Agreement confirms our understanding and agreement as follows:

1.                    Deposit of Shares. The Company agrees that the Class A ordinary shares of the Company, par value $0.01 per share (the "Shares"), that may be issued and delivered upon conversion of the Convertible Notes due July 22, 2022 (the "Notes"), may be deposited with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms to the Depositary that (x) the Notes were offered and sold (the “Transaction”) pursuant to a Registration Statement on F-3 (File No.: 333-256630) (the "Registration Statement") which is effective and not subject to stop orders as of the date hereof, the prospectus in the form in which it appears in the Registration Statement (the “Prospectus”) and the prospectus supplement filed with the SEC on July 22, 2021, pursuant to Rule 424 of the Securities Act (the “Prospectus Supplement”) (y) and the issuance of Ordinary Shares and ADSs upon conversion of the Notes is registered on the Registration Statement, and (z) the Shares and ADSs issued upon conversion will not be “Restricted Securities” (as defined in the ADS Deposit Agreement and hereinafter used as so defined).

2.                    Issuance and Delivery of ADSs upon Conversion of Notes. The Depositary hereby agrees to deliver freely transferable ADSs in accordance with the Deposit Agreement upon its receipt from the Company of (i) a duly completed and signed Note Conversion Issuance Instruction substantially in the form of Exhibit A hereto to issue ADSs against the deposit of Shares by the Company, (ii) confirmation of deposit from the Custodian of the applicable Shares by the Company on behalf of Note Holders, (iii) the opinions referred in Section 5 below, and (iv) payment of the ADS issuance fees, taxes and expenses otherwise payable under the terms of the Deposit Agreement and this Letter Agreement.

3.                    Representations and Warranties. The Company hereby represents and warrants that (x) the Shares to be deposited with the Custodian upon exchange of the Notes (i) have been duly authorized and will, prior to the deposit with the Custodian, be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible, with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of any stamp duty tax, and (v) are not “Restricted Securities” and (y) there are no pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon exchange of the Notes that have not been waived or exercised.

4.                    Covenants. The Company hereby covenants that it will (i) deposit Shares upon conversion of the Notes in full compliance with the terms and conditions of the Notes ii) not deposit such Shares if the ADSs issued in respect of such Shares would, in the hands of the recipient of the ADSs, be “Restricted Securities”, (iii) not deposit such Shares unless the Registration Statement is effective and the SEC has not issued, nor threatened to issue, any stop order in respect of the Registration Statement, (iv) timely satisfy, all applicable conditions and undertakings set forth in the Registration Statement for the Transaction, including, without limitation, those specified in the “Plan of Distribution,” and “Undertakings” in the Registration Statement and (v) satisfy all prospectus delivery requirements under the Securities Act in respect of the Transaction

5.                    Opinions. The Company shall at the time of execution of this Letter Agreement cause (A) its U.S. counsel to deliver an opinion to the Depositary as of the date hereof, inter alia, to the effect that (i) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) the offer, sale and issuance of the Convertible Notes has been registered with the SEC pursuant to the Registration Statement, which is effective and not subject to stop orders, and the issuance of Ordinary Shares and ADSs upon conversion of the Notes is registered on the Registration Statement, and the Ordinary Shares and ADSs issued upon conversion pursuant to the Convertible Notes, the Registration Statement, the Prospectus and the Prospectus Supplement will not be “Restricted Securities”, and (B) its British Virgin Islands counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) the Company has duly authorized and executed this Letter Agreement, (ii) this Letter Agreement constitutes a legal, valid and binding obligation of the Company under British Virgin Islands law enforceable against the Company upon its terms, (iii) all approvals required by British Virgin Islands law to permit the deposit of Shares under the Deposit Agreement and this Letter Agreement have been obtained, and (iv) the terms of this Letter Agreement do not and will not contravene or conflict with any British Virgin Islands law of general application.

6.                    Depositary Fees. Subject to any other agreements between the Company and the Depositary with respect to the manner in which the fees payable to the Depositary hereunder are paid, the Company and the Depositary agree that the Company shall reimburse the Depositary for its reasonably incurred and properly documented fees and expenses of legal counsel which shall be paid within 30 days of the Depositary’s request for reimbursement. The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

7.                    Fractional Shares and ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon conversion of Notes, and the Depositary and the Custodian shall not be required to accept under any circumstances (a) any fraction of a Share nor (b) a number of Shares which upon application of the ADS to Share ratio would give rise to a fraction of an ADS.

8.                    F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to the existing Registration Statement on Form F-6 currently on file) in respect of the ADSs. The Company hereby instructs the Depositary to reserve 2,804.371 ADSs for issuance under the existing F-6 Registration Statement until the earlier to occur of (i) the issuance of the ADSs upon conversion of Notes, or (ii) the payment in full of the Notes.

9.                    Miscellaneous.

(a)                  The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b)                 The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)                  This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)                 This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(e)                 This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)                  This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

[Remaining of this page intentionally left in blank]

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By: /s/ Christopher C. Yu
Name: Christopher C. Yu
Title: Chairman of the Board of Directors and Chief Executive Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
Name:	Keith Galfo
Title:	Vice President
Date: July 23, 2021

EXHIBIT A

to

Note Conversion Letter Agreement, dated as of July 23, 2021, by and between

Anpac Bio-Medical Science Co. Ltd.

and

Citibank, N.A.

NOTE CONVERSION ISSUANCE INSTRUCTION

[DATE]

Citibank, N.A. – ADR Depositary 388 Greenwich Street

New York, NY 10013

Attn.: Depositary Receipts Department

By Email: [_______________ ]

Dear Ladies and Gentlemen:

Reference is hereby made to (i) the Deposit Agreement, dated as of February 3, 2020 and as amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among Anpac Bio-Medical Science Co. Ltd. (the “Company”), a company organized and existing under the laws of the British Virgin Islands, Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, and (ii) the Note Conversion Letter Agreement, dated as of July 23, 2021 (the “Note Conversion Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Note Conversion Letter Agreement.

In accordance with and subject to the terms set forth in the Note Conversion Letter Agreement and the Deposit Agreement and in all cases pursuant to a Note Conversion (as defined in the Note Conversion Letter Agreement), the Company hereby notifies the Depositary that it has deposited the number of Shares identified below on behalf of a converting Note Holder and the specified beneficial owner thereof and hereby instructs the Depositary:

(A) to issue the number of ADSs identified below:

Number of Shares deposited:	Shares.

Number of ADSs to be issued (CUSIP No.: 03635R107):	ADSs
(whole number only/no fractions)
AND

(B) to deliver the ADSs to:

(CHECK ONE)

(i) DTC
Name of DTC Participant to which the ADSs are to be delivered:
DTC Participant Account No.:
Account No. for recipient of ADSs at DTC Participant (f/b/o information):
Name on whose behalf the above number of ADSs are to be issued and delivered:
Contact person at DTC Participant:
Daytime telephone number of contact person at DTC Participant:
OR
(ii) (outside of DTC) to a book entry account maintained on the records of the Depositary
Name of person to whom the ADSs are to be registered[1]:
Street Address:

City, State, and Country:
Email Address:
Nationality:
Social Security or Tax Identification Number:
Daytime telephone number of contact person:

1 If more than one (1) Holder, please complete relevant information in Schedule I.

The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

The Company hereby certifies that (a) the Registration Statement is effective and the SEC has not issued, nor threatened to issue, any stop order in respect of the Registration Statement, (b) it has timely satisfy, all applicable conditions and undertakings set forth in the Registration Statement for the Transaction, including, without limitation, those specified in the “Plan of Distribution,” and “Undertakings” in the Registration Statement, (c) it has satisfied all prospectus delivery requirements under the Securities Act in respect of the Transaction, and (d) the converting Note Holder (and beneficial owner of the Shares being deposited and the ADSs being issued) is not an Affiliate of the Company and that the Shares and ADSs identified in this Note Conversion Issuance Instruction are not “Restricted Securities” (as defined in the Deposit Agreement).

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By:
Name:
Title:

Schedule I

		Name, Address and Tax Identification No. of	ADS to be issued into DTC; to include
	Number	Beneficial Owner of ADSs to be issued to a	DTC Participant name, DTC Participant
Number	of ADSs	book entry account maintained on the register	number, f/b/o information, and contact
of Shares	to be	of the Depositary in Direct Registration	details of broker (i.e. name, telephone
Deposited	Issued	Shares or DRS format (outside of DTC)	number, email address)